Exhibit 10.09

SUMMARY OF ALLIANCEBERNSTEIN L.P.’S LEASE AT

1345 AVENUE OF THE AMERICAS, NEW YORK, NEW YORK

TABLE OF CONTENTS

Parties and Documents	1
Demised Premises	4
Monthly Fixed Rent	7
Electricity	12
Tax Escalation	15
Expense Escalation	17
Cleaning	19
Maintenance and Repairs	22
Alterations	23
Miscellaneous Matters Relating to Improvements	24
SNDA & Estoppel	26
Insurance and Liability	27
Use	28
Term	29
Services	31
Casualty/Condemnation	35
Assignment/Subletting	36
Rights to Additional Space	38
Default and Landlord Remedies	40
Access	42
Notices	43

PARTIES

Landlord:	1345 Leasehold LLC, a Delaware limited liability company (“Landlord”)

Tenant:	AllianceBernstein L.P. (formerly known as Alliance Capital Management L.P.), a Delaware limited partnership (“Alliance”)

DOCUMENTS

Agreement of Lease dated July 3, 1985 among The Fisher-Sixth Avenue Company and Hawaiian Sixth Avenue Corp. as landlord, and Alliance Capital Management Corporation, as tenant (“orig.”)

Supplemental Agreement dated September 30, 1985 among The Fisher-Sixth Avenue Company and Hawaiian Sixth Avenue Corp. as landlord, and Alliance Capital Management Corporation, as tenant (“Sup1”)

Second Supplemental Agreement dated December 31, 1985 among The Fisher-Sixth Avenue Company and Hawaiian Sixth Avenue Corp. as landlord, and Alliance Capital Management Corporation, as tenant

Third Supplemental Agreement dated July 29, 1987 among The Fisher-Sixth Avenue Company and Hawaiian Sixth Ave. Corp. as landlord, and Alliance Capital Management Corporation, as tenant

Fourth Supplemental Agreement dated February, 1989 among The Fisher-Sixth Avenue Company and Hawaiian Sixth Ave. Corp. as landlord, and Alliance, as tenant (“Sup4”)

Fifth Supplemental Agreement dated October 9, 1989 among The Fisher-Sixth Avenue Company and Hawaiian Sixth Ave. Corp. as landlord, and Alliance, as tenant (“Sup5”)

Sixth Supplemental Agreement dated December 13, 1991 among The Fisher-Sixth Avenue Company and Hawaiian Sixth Ave. Corp. as landlord, and Alliance, as tenant (“Sup6”)

Seventh Supplemental Agreement dated May 27, 1993 among The Fisher-Sixth Avenue Company and Hawaiian Sixth Ave. Corp. as landlord, and Alliance, as tenant (“Sup7”)

Eighth Supplemental Agreement dated June 1, 1994 among The Fisher-Sixth Avenue Company and Hawaiian Sixth Ave. Corp. as landlord, and Alliance, as tenant (“Sup8”)

Ninth Supplemental Agreement dated August 16, 1994 among The Fisher-Sixth Avenue Company and Hawaiian Sixth Ave. Corp. as landlord, and Alliance, as tenant (“Sup9”)

Tenth Supplemental Agreement dated December 31, 1994 among The Fisher-Sixth Avenue Company and Hawaiian Sixth Ave. Corp. as landlord, and Alliance, as tenant (“Sup10”)

Eleventh Supplemental Agreement dated April 30, 1995 among The Fisher-Sixth Avenue Company and Hawaiian Sixth Ave. Corp. as landlord, and Alliance, as tenant (“Sup11”)

Letter Agreement dated December 21, 1995 among The Fisher-Sixth Avenue Company and Hawaiian Sixth Ave. Corp., Carter-Wallace, Inc., Arnhold and S. Bleichroeder, Inc. and Alliance (“LTR1”)

Letter Agreement dated December 21, 1995 among The Fisher-Sixth Avenue Company, Hawaiian Sixth Ave. Corp. and Alliance

Twelfth Supplemental Agreement dated  September 9, 1998 between 1345 Leasehold Limited Partnership and Alliance (“Sup12”)

Letter Agreement dated October 7, 1998 between 1345 Leasehold Limited Partnership and Alliance

Thirteenth Supplemental Agreement dated March 15, 1999 between 1345 Leasehold Limited Partnership and Alliance (“Sup13”)

Fourteenth Supplemental Agreement dated February 8, 2000 between 1345 Leasehold Limited Partnership and Alliance (“Sup14”)

Fifteenth Supplemental Agreement dated August 3, 2000 between 1345 Leasehold Limited Partnership and Alliance (“Sup15”)

Letter dated September 7, 2000 from Alliance to Landlord (“LTR2”)

Sixteenth Supplemental Agreement dated August 31, 2001 between 1345 Leasehold Limited Partnership and Alliance (“Sup16”)

Seventeenth Supplemental Agreement dated October 31, 2001 between 1345 Leasehold Limited Partnership and Alliance (“Sup17”)

Eighteenth Supplemental Agreement dated February 15, 2002 between 1345 Leasehold Limited Partnership and Alliance (“Sup18”)

Nineteenth Supplemental Agreement dated December 4, 2002 between 1345 Leasehold Limited Partnership and Alliance (“Sup19”)

Twentieth Supplemental Agreement dated December 4, 2002 between 1345 Leasehold Limited Partnership and Alliance (“Sup20”)

Letter Agreement dated December 4, 2002 between Alliance and Hearst Communications, Inc. (“LTR3”)

Twenty-first Supplemental Agreement dated December 22, 2003 between Landlord and Alliance (“Sup21”)

Twenty-second Supplemental Agreement dated October 31, 2004 between Landlord and Alliance (“Sup22”)

Twenty-third Supplemental Agreement dated June 30, 2007 between Landlord and Alliance (“Sup23”)

Twenty-fourth Supplemental Agreement dated July 31, 2007 between Landlord and Alliance (“Sup24”)

Twenty-fifth Supplemental Agreement dated July 31, 2007 between Landlord and Alliance (“Sup25”)

Twenty-sixth Supplemental Agreement dated July 31, 2007 between Landlord and Alliance (“Sup26”)

Twenty-seventh Supplemental Agreement dated August 30, 2008 between Landlord and Alliance (“Sup27”)

Cleaning Agreements

Cleaning Agreement (“CAO”) dated August 16, 1994 between 1345 Cleaning Service Co. (“Original Cleaning Contractor”) and Alliance regarding the office space

First Amendment to Cleaning Agreement (“CAO-1”) dated December 31, 1994 between Original Cleaning Contractor and Alliance

Second Amendment to Cleaning Agreement (“CAO-2”) dated April 30, 1995 between Original Cleaning Contractor and Alliance

Third Amendment to Cleaning Agreement (“CAO-3”) dated September 9, 1998 between Original Cleaning Contractor and Alliance

Fourth Amendment to Cleaning Agreement (“CAO-4”) dated February 8, 2000 between Original Cleaning Contractor and Alliance

Fifth Amendment to Cleaning Agreement (“CAO-5”) dated August 3, 2000 between Original Cleaning Contractor and Alliance

Sixth Amendment to Cleaning Agreement (“CAO-6”) dated August 31, 2001 between Original Cleaning Contractor and Alliance

Seventh Amendment to Cleaning Agreement (“CAO-7”) dated October 31, 2001 between Original Cleaning Contractor and Alliance

Eighth Amendment to Cleaning Agreement (“CAO-8”) dated February 15, 2002 between Original Cleaning Contractor and Alliance

Ninth Amendment to Cleaning Agreement (“CAO-9”) dated October 31, 2004 between Original Cleaning Contractor and Alliance

Tenth Amendment to Cleaning Agreement (“CAO-10”) dated July 31, 2007 between 1345 Cleaning Service Company II, L.P. (“Cleaning Contractor”) and Alliance

Eleventh Amendment to Cleaning Agreement (“CAO-11”) dated July 31, 2007 between Cleaning Contractor and Alliance

Twelfth Amendment to Cleaning Agreement (“CAO-12”) dated July 31, 2007 between Cleaning Contractor and Alliance

Cleaning Agreement (“CAG”) dated as of March 15, 1999 between Original Cleaning Contractor and Alliance regarding the ground floor space

SNDAs

Subordination, Non-Disturbance and Attornment Agreement (Ground Lease) dated August 3, 2000 between 1345 Fee Limited Partnership, as owner, and Alliance, as tenant  (“SNDA-G”)

Subordination, Nondisturbance and Attornment Agreement dated July 6, 2005 between Alliance, Morgan Stanley Mortgage Capital Inc. and UBS Rea Estate Investments Inc.  (“SNDA-M”)

First Amendment to Subordination, Nondisturbance and Attornment Agreement dated July 6, 2005 between Alliance and LaSalle Bank National Association, as Trustee

DEMISED PREMISES

Floor (entire floor unless otherwise noted)	Delivery Date
Concourse (part) (Sup15 §23(a), Sup17 §13, Sup23 §2a)	Delivered.
Ground Floor (part) **
The Ground Floor (part) formerly leased to Alliance has been surrendered and deleted from the demised premises.  Landlord has leased the Ground Floor (part) to Wachovia Bank, National Association (“Wachovia”) pursuant to the Agreement of Lease dated December 22, 2003 (the “Wachovia Lease”), for a term coterminous with Alliance's lease which Wachovia may extend pursuant to its three 5-year extension options.  If the term of the Wachovia Lease expires or terminates prior to the expiration or termination of Alliance’s lease, then, on the day after said termination, the Ground Floor (part) will be added back to the demised premises on substantially the same terms (including the rent terms) as were in effect prior to its surrender and deletion from the demised premises (Sup21 §3).  For more information regarding the terms of the surrender of Ground Floor part, see below.

2, 8, 9, 11 through 14 (Sup15 §2(a); Ltr2; Sup16 §11)	Delivered.
10 (Sup19 §3(a)) ***	Delivered.
15 (Sup12 §2(a))	Delivered.
16 (Sup12 §2(b))	Delivered.
17 (Sup16 §2(b); Sup17 §2(b); Sup18 §2(b); Sup22 §2(b))	Delivered.
31 (part) (Sup7 §2(c))	Delivered.
31 (part) (Sup24 §2(a))	Anticipated to be May 1, 2010.
32 (Sup6 §2)	Delivered.
33 (Sup7 §2(a))	Delivered.
34 (NW Cor. 94) (Sup8 §2(a))	Delivered.
34 (NW Cor. 95) (Sup8 §1(c))	Delivered.
34 (balance) (Sup7 §2(b))	Delivered.
35 (Sup14 §2(a))	Delivered.

36 (Sup14 §2(b))	Delivered.
37 (NE Cor.) (orig. intro.)	Delivered.
37 (NW Cor.) (orig. §46.01)	Delivered.
37 (SE Cor.) (Sup1 §2)	Delivered.
37 (SW Cor.) (Sup5 §2)	Delivered.
38 (orig. intro.)	Delivered.
39 (Sup4 §2)	Delivered.
40, 41 and 45 (Sup9 §3(a); LTR1 par 2)	Delivered.
42 (Sup25 §2(a))	Delivered.
43 and 44 (Sup26 §2(a))	Anticipated to be May 1, 2011.

**Ground Floor (part):

For a summary of the payments Alliance makes in lieu of rent and the credits Alliance receives in respect of the Ground Floor (part), see Monthly Fixed Rent, Tax Escalation and Expense Escalation.  Other terms of the surrender and deletion of Ground Floor (part) from the demised premises are summarized below.

•
Enforcement:  Landlord will make reasonable efforts to enforce the Wachovia Lease (including the rent obligations).  If Wachovia defaults under the Wachovia Lease, then Alliance may, at its option, participate in any action Landlord takes in respect of said default.  If Landlord does not take any action, then Alliance may, at its option, (1) cause the Landlord to assign its right to proceed against Wachovia, in which case Alliance may then proceed directly against Wachovia provided that Alliance indemnifies Landlord from any loss arising from such action, or (2) require the Landlord to proceed against Wachovia in which case Alliance will reimburse Landlord within 30 days after demand for any reasonable out-of-pocket expenses incurred by Landlord in respect of enforcing the Wachovia Lease (Sup21 §4(f)).

•
Amendments, Terminations, Extensions and Consents:  Landlord is prohibited from amending the Wachovia Lease or waiving any provision thereof without first obtaining Alliance’s consent.  Alliance must be reasonable in respect of consenting to any amendment that would not have an economic or adverse impact on Alliance and Alliance’s failure to respond to a request for such a consent within 5 business days of receipt is deemed consent.  Landlord is prohibited from terminating the term of the Wachovia Lease except in the event of a default thereunder or extending the term of the Wachovia Lease except pursuant to the express provisions thereof without first obtaining Alliance's consent (Sup21 §5(a)).  Landlord is prohibited from granting its consent to any matter contemplated by the Wachovia Lease (e.g., subleases and alterations) without first obtaining Alliance’s consent.  Alliance's rights in respect of Wachovia signage is summarized in more detail below.  Alliance is required to be reasonable in granting its consent to any such matter if Landlord is obligated to be reasonable under the Wachovia Lease.  Alliance is required to respond in the same time period as Landlord is obligated to respond to any request for consent and Alliance will be deemed to have given its consent if it fails to respond (Sup21 §5(c); LTR3 §3).

•
Signage:  Wachovia is prohibited from displaying signage on the window, doors or the exterior of the perimeter walls of its demised premises unless Wachovia obtains the prior written reasonable consent of the Landlord and said signage is in conformity with the building standard sign program (Wachovia Lease §46.2(e)).  However, Wachovia has the right to install signage on the interior and exterior of the demised premises that conforms with Wachovia's standard national or NYC signage program provided that said signage pertains primarily to general retail banking, safe deposits or electronic banking and not to certain permitted ancillary uses (e.g. brokerage, insurance, investment services).  Nevertheless, Wachovia has the right to display temporary signage which describes said ancillary uses in certain designated areas provided that Wachovia is obligated to remove said signage if either Landlord or Alliance reasonably believes that said temporary signage is not in keeping with the quality or character of the building.  The size and location of signage on or visible from the exterior of the Ground Floor (part) is subject to the reasonable approval and Landlord and Alliance.  Wachovia also has the right to display promotional banners provided the size, color and location of said banners is subject to the reasonable approval of Landlord and Alliance.  Landlord's (and, therefore, Alliance's) failure to respond within 15 business days to any request for consent regarding signage is deemed consent (Wachovia Lease §46.3(a)).

•	Assignment/Subletting Profits: Landlord and Alliance will share equally any sublease or assignment of lease profits payable to Landlord under the Wachovia Lease (Sup21 §6(a)).

•
Hold Over by Wachovia:  If Wachovia holds over following the termination of the Wachovia Lease term, then Landlord will promptly commence summary dispossess proceedings and will use commercially reasonable efforts to evict Wachovia.  Landlord will pay to Alliance any amounts recovered from Wachovia arising from said proceedings after first deducting Landlord's actual out-of-pocket expenses, provided that if the amounts paid over by Landlord exceed the sums paid by Alliance in respect of the Ground Floor (part) for the corresponding period, then Landlord will be permitted to retain 50% of said excess (Sup21 §8).

•
Reimbursement of Landlord on Account of Payments to Cushman & Wakefield, Inc.:  Alliance will reimburse Landlord up to $601,854.52 in respect of any amounts paid by Landlord to Cushman & Wakefield, Inc. arising from Sup21 (Sup21 §10).

MONTHLY FIXED RENT

Concourse (part):

Approximately 3,000 rsf:

12/01/01 through 11/30/06:	$7,000 (Sup17 §13(b)(i))
12/01/06 through 11/30/11:	$8,250 (Sup17 §13(b)(ii))
12/01/11 through 12/31/19:	$9,500 (Sup17 §13(b)(iii))

Balance of Concourse Space Leased Pursuant to Sup15:

Date the concourse space (or portion thereof) is included in the demised premises through the day before the 5th anniversary of such inclusion date:  $28 per rsf (Sup15 §23(d)).

5th anniversary of such inclusion date through the day before the 10th anniversary of such inclusion date:  $33 per rsf (Sup15 §23(d)).

10th anniversary of such inclusion date through 12/31/19:  $38 per rsf (Sup15 §23(d)).

Concourse Space Leased Pursuant to Sup23:

Date the concourse space is included in the demised premises through the day before the 5th anniversary of such inclusion date:  $9,616.25 (Sup23 §3(a)(1)).

5th anniversary of such inclusion date through the day before the 10th anniversary of such inclusion date:  $10,440.50 (Sup23 §3(a)(2)).

10th anniversary of such inclusion date through 12/31/19:  $11,264.75 (Sup23 §3(a)(3)).

Ground Floor (part) - Payments in Lieu of Rent and Credits:

Notwithstanding that the Ground Floor (part) has been deleted from the demised premises, Alliance is obligated to pay monthly installments equal to the fixed rent and the tax and operating expense escalation payments Alliance would have been obligated to pay had the Ground Floor (part) not been deleted from the demised premises.  The rate for the payment in lieu of the fixed rent payment is described below and the payments in lieu of the tax and operating expense escalations are described in the applicable portions of this summary.

Payment in Lieu of Fixed Rent

01/16/05 through 01/15/10:  $58,333.33 (Sup13 §3(a)(2))

01/16/10 through 12/31/19:  $62,500.00 (Sup13 §3(a)(3); Sup20 §3(b))

Wachovia Credit
Wachovia pays monthly installments of fixed rent as follows (assuming that the lease commencement date was January 1, 2004):

06/01/07 through 05/31/10:	$107,662.50
06/01/10 through 05/31/13:	$118,428.75
06/01/13 through 05/31/16:	$130,271.58
06/01/16 through 12/30/19:	$143,298.79

Wachovia also pays a tax escalation based on a 0.483% share of the excess over a 2003/04 base year.

Each month, Landlord and Alliance apportion the fixed rent and tax escalation payments (if any) made by Wachovia that month and the portion to which Alliance is entitled is a credit against rent next payable.  The apportionment is done as follows:

First, to Alliance up to the sum of the fixed rent and tax and operating expense escalation payments Alliance made for such month in respect of the Ground Floor (part);

Second, to Alliance up to $10,408.26 a month provided that the aggregate of such installments cannot exceed $1,935,9410.10);

Third, to Landlord up to $2,889.79 a month provided that the aggregate of such installments cannot exceed $537,500; and

Finally, any remainder is shared equally between Landlord and Tenant (Sup21 §4).

2nd, 8th, 9th, 11th through 14th Floors:

09/01/04 through 08/31/09:  $1,419,941.25 (Sup15 §3(a); Sup19 §26))

09/01/09 through 08/31/14:  $1,532,635.00 (Sup15 §3(a); Sup19 §26)

09/01/14 through 12/31/19:  $1,645,328.75 (Sup15 §3(a); Sup19 §26))

This schedule assumes that all of this space was delivered simultaneously on May 1, 2004.  It was anticipated, however, that floors 8 and 9 would be delivered six months after Floors 2, 11-14 are delivered (Sup16 §11).  If that occurred, the commencement and subsequent increases in fixed rent for Floors 8 and 9 occurs six months after the commencement of and subsequent increases in fixed rent for Floors 2, 11-14.

10th Floor:

From the termination or expiration of the Hearst Lease through 04/30/09:	$203,589.75 (Sup19 §3(b)(1))

05/01/09 through 04/30/14:	$219,747.67 (Sup19 §3(b)(2))

05/01/14 through 12/31/19:	$235,905.58 (Sup19 §3(b)(3))

15th Floor:

12/01/04 through 11/30/10:  $172,851.87 (Sup12 §3(a)(1))

12/01/09 through 12/31/16:  $189,313.95 (Sup12 §3(a)(1))

01/01/17 through 12/31/19:  Rent for the 15th, 16th, 31st (part), 32nd-41st and 45th floors will be the product of the average of fixed annual rent per square foot as of 12/30/16 of all space leased to Alliance other than concourse/subconcourse space, multiplied by the square footage of such space (Sup15 §12(b)); Sup20 §3(a)).

16th Floor:

05/01/05 through 04/30/09:  $172,851.87 (Sup12 §3(b)(1))

05/01/10 through 12/31/16:  $189,313.95 (Sup12 §3(b)(1))

01/01/17 through 12/31/19:  Rent for the Ground (part), 15th, 16th, 31st (part), 32nd-41st and 45th floors will be the product of the average of fixed annual rent per square foot as of 12/30/16 of all space leased to Alliance other than concourse/subconcourse space, multiplied by the square footage of such space (Sup15 §12(b); Sup20 §3(a)).

17th Floor:

02/01/07 through 01/31/12:
$90,995.33 (Sup16 §3(a)) + $35,054.00 (Sup17 §3(a)) + $14,104.33 (Sup18 §3(a)) + $65,104.58 (Sup22 §3(a)) = $205,258.24

02/01/12 through 12/31/19:
$97,686.17 (Sup16 §3(a)) + $37,631.50 (Sup17 §3(a)) + $15,141.42 (Sup18 §3(a)) + $70,161.25 (Sup22 §3(a)) = $220,620.34

*Fixed annual rent on the portion of the 17th floor demised under the 22nd Supplemental Agreement is abated through July 31, 2005.

31st Floor (part):

7/1/94 through 10/31/09:  $45,180.84 (Sup7 §3(c))

11/1/09 through 12/31/16:  For the aggregate of Floors 31 (part)-34 and 37-39, $1,031,773.10 (Sup9 §4(b)).  Note that by 11/1/09, Floors 31 (part)-34 and 37-39 are scheduled to have check meters and, therefore, Alliance will be charged separately for electricity for such floors instead of paying electricity charges as a “rent inclusion factor” included in fixed rent for such floors.

01/01/17 through 12/31/19:  Rent for the 15th, 16th, 31st (part), 32nd-41st and 45th floors will be the product of the average of fixed annual rent per square foot as of 12/30/16 of all space leased to Alliance other than concourse/subconcourse space, multiplied by the square footage of such space (Sup15 §12(b); Sup20 §3(a)).

31st Floor (part):

commencement through April 30, 2015:  $194,794.67 (Sup24 §3(a)(1)), except that the first 5 months are abated (Sup24 §3(b)).

5/1/09 through 12/31/19:  $209,616 (Sup24 §3(b)).

32nd Floor:

05/01/94 through 10/31/09:  $120,936.94 (Sup6 §3(a) and §7(b); Sup7 §7))

11/1/09 through 12/31/16:  For the aggregate of Floors 31 (part)-34 and 37-39, $1,031,773.10 (Sup9 §4(b)).  Note that by 11/1/09, Floors 31 (part)-34 and 37-39 are scheduled to have check meters and, therefore, Alliance will be charged separately for electricity for such floors instead of paying electricity charges as a “rent inclusion factor” included in fixed rent  for such floors.

01/01/17 through 12/31/19:  Rent for the Ground (part), 15th, 16th, 31st (part), 32nd-41st and 45th floors will be the product of the average of fixed annual rent per square foot as of 12/30/16 of all space leased to Alliance other than concourse/subconcourse space, multiplied by the square footage of such space (Sup15 §12(b); Sup20 §3(a)).

33rd Floor:

1/1/94 through 10/31/09:  $105,185.28 (Sup7 §3(a)(i) and §7)

(Note:  Calendar 1994’s rent is deferred and will be paid in monthly installments of $11,007.76 beginning July 1, 1995 through December 1, 2004 with $7,339.00 due on January 1, 2005 (Sup7 §3(a)(ii)).  (Rent for the first half of calendar 1995 is deferred and will be paid in monthly installments of $3,668.76 due on January 1, 2005 and $11,007.76 per month beginning February 1, 2005 through October 1, 2009 (Sup7 §3(a)(iii)).

11/01/09 through 12/31/16: For the aggregate of Floors 31 (part)-34 and 37-39, $1,031,773.10 (Sup9 §4(b)).  Note that by 11/1/09, Floors 31 (part)-34 and 37-39 are scheduled to have check meters and, therefore, Alliance will be charged separately for electricity for such floors instead of paying electricity charges as a “rent inclusion factor” included in fixed rent  for such floors.

01/01/17 through 12/31/19:  Rent for the 15th, 16th, 31st (part), 32nd-41st and 45th floors will be the product of the average of fixed annual rent per square foot as of 12/30/16 of all space leased to Alliance other than concourse/subconcourse space, multiplied by the square footage of such space (Sup15 §12(b); Sup20 §3(a)).

34th Floor:

05/01/99 through 10/31/09:  $114,614.66 (Sup7 §3(b) and §7)

11/01/09 through 12/31/16: For the aggregate of Floors 31 (part)-34 and 37-39, $1,031,773.10 (Sup9 §4(b)).  Note that by 11/1/09, Floors 31 (part)-34 and 37-39 are scheduled to have check meters and, therefore, Alliance will be charged separately for electricity for such floors instead of paying electricity charges as a “rent inclusion factor” included in fixed rent  for such floors.

01/01/17 through 12/31/19: Rent for the 15th, 16th, 31st (part), 32nd-41st and 45th floors will be the product of the average of fixed annual rent per square foot as of 12/30/16 of all space leased to Alliance other than concourse/subconcourse space, multiplied by the square footage of such space (Sup15 §12(b); Sup20 §3(a)).

35th Floor:

08/01/05 through 07/31/10: $215,974.08 (Sup14 §3(a)(1))

08/01/10 through 12/31/16: $232,979.92 (Sup14 §3(a)(1))

01/01/17 through 12/31/19: Rent for the 15th, 16th, 31st (part), 32nd-41st and 45th floors will be the product of the average of fixed annual rent per square foot as of 12/30/16 of all space leased to Alliance other than concourse/subconcourse space, multiplied by the square footage of such space (Sup15 §12(b) ; Sup20 §3(a)).

36th Floor (assuming that the space is delivered on 07/01/01, as anticipated):

08/01/05 through 07/31/10: $216,201.63 (Sup14 §3(b)(1))

08/01/10 through 12/31/16: $233,225.38 (Sup14 §3(b)(1))

01/01/17 through 12/31/19: Rent for the 15th, 16th, 31st (part), 32nd-41st and 45th floors will be the product of the average of fixed annual rent per square foot as of 12/30/16 of all space leased to Alliance other than concourse/subconcourse space, multiplied by the square footage of such space (Sup15 §12(b); Sup20 §3(a)).

37th, 38th and 39th  Floors:

11/01/06 through 10/31/09:  $437,872.58  (Sup7 §7)

11/01/09 through 12/31/16: For the aggregate of Floors 31 (part)-34 and 37-39, $1,031,773.10 (Sup9 §4(b)).  Note that by 11/1/09, Floors 31 (part)-34 and 37-39 are scheduled to have check meters and, therefore, Alliance will be charged separately for electricity for such floors instead of paying electricity charges as a “rent inclusion factor” included in fixed rent  for such floors.

01/01/17 through 12/31/19: Rent for the Ground (part), 15th, 16th, 31st (part), 32nd-41st and 45th floors will be the product of the average of fixed annual rent per square foot as of 12/30/16 of all space leased to Alliance other than concourse/subconcourse space, multiplied by the square footage of such space (Sup15 §12(b)).

40th, 41st and 45th Floors:

Through 11/30/16: $422,395.67 (Sup11 §2(c)(i); LTR1)

01/01/17 through 12/31/19: Rent for the 15th, 16th, 31st (part), 32nd-41st and 45th floors will be the product of the average of fixed annual rent per square foot as of 12/30/16 of all space leased to Alliance other than concourse/subconcourse space, multiplied by the square footage of such space (Sup15 §12(b); Sup20 §3(a)).

42nd Floor

Through 4/30/11:  $214,170.05 (Sup25 §3(a)(i)).

5/1/11 through 9/30/11:  Abated (Sup25 §3(b)).

10/1/11 through 4/30/16:  $337,624.00 (Sup25 §3(a)(ii)).

5/1/16 through 12/31/19:  $362,242.41 (Sup25 §3(a)(iii)).

Note that by 5/1/11, Floor 42 is scheduled to have check meters and, therefore, Alliance will be charged separately for electricity for Floor 42 instead of paying electricity charges as a “rent inclusion factor” included in fixed rent for Floor 42.

43rd and 44th Floors

commencement through 4/30/12:  $670,920.00 (Sup26 §3(a)(i)), except that the first 131 days are abated (Sup26 §3(b))

5/1/12 through 4/30/17:  $740,807.50 (Sup26 §3(a)(ii))

5/1/17 through 12/31/19:  $810,695 (Sup26 §3(a)(iii))

ELECTRICITY

Check Meters:
All floors have check meters except for Floors 31 (part), 32-34, and 37-39, which will have check meters on or before November 1, 2009 (Sup9 §5) and Floor 42, which will have check meters on or before May 1, 2011 (Sup25 §4(c)(i)).  The check meters measure electricity demand and consumption for each floor during a calendar month.  Alliance pays Landlord, within 30 days after receipt of a bill, Landlord’s cost of the electricity consumed based on the applicable rate charged to the Landlord by the supplying utility, plus a 2% administrative fee (Sup9 §5(b) and (c); Sup12 §4(b) and (c); Sup14 §4(b) and (c); Sup15 §4(b) and (c); Sup22 §4(b); Sup24 §4(b); Sup25 §4(c); Sup26 §4(b)).  Landlord will provide check meters for any portion of the Concourse (part) space measuring at least 3,000 contiguous rsf (Sup15 §23(f)(i)).  If the check meters for Floors 31 (part), 32-34, and 37-39 are not installed by November 1, 2009, then Alliance will pay Landlord what Landlord’s electrical consultant determines to be Landlord’s cost for such electricity, provided that Alliance may dispute such determination in accordance with a specified procedure.

Dispute:
Each bill is binding on Alliance unless Alliance disputes such bill within 90 days of receipt.  In case of a dispute, Alliance’s electrical consultant will submit its determination within such 90 day period and Landlord and Alliance will seek a resolution.  Upon Alliance’s request, Landlord will make available its utility bills for the building for at least the last 3 years. If Landlord and Alliance cannot agree, they will choose a third electrical consultant to perform a limited review (Sup12, §5(c)(ii); Sup12 §4(c)(ii); Sup14 §4(c)(ii); Sup15 §4(c)(ii); Sup22 §4(c)(ii); Sup24 §4(c)(ii); Sup25 §4(c)(iii); Sup26 §4(b)).

Wattage:	6 watts per usable square foot excluding building HVAC systems and other base building systems (Sup9 §5(e); Sup12 §4(e); Sup14 §4(e); Sup15 §4(e); Sup22 §4(e); Sup24 §4(e); Sup25 §4(e); Sup26 §4(e)).

Additional Capacity:
Upon notice from Alliance, Landlord will provide Alliance with (1) an additional 400 amperes in the aggregate for the 15th and 16th floors (Sup12 §4(e)), and (2) up to another 1,800 amperes for the entire demised premises (Sup14 §4(f)). Such notice will be given by Alliance on or before, with regard to the 15th and 16th floors, the date Alliance delivers to Landlord its plans for its initial fit-out of the 15th floor (but in no event later than June 30, 2001), and, with regard to the rest of the demised premises, by December 31, 2001 (Sup12 §4(e) and Sup14 §4(e)).  Alliance is responsible for any construction costs it would incur in connection with alterations relating to such additional electricity supply, as well as a pro-rata share of Landlord’s construction costs (Sup12 §4(e); Sup14 §4(e); and Sup15 §4(f)).

Discontinuance of Service:
Landlord may discontinue furnishing electricity to Alliance only if Landlord simultaneously discontinues service to 80% of the other building tenants (Sup15 §4(d)), upon 60 days’ written notice, provided such period is extended as reasonably necessary to permit Alliance to obtain electricity from the utility company servicing the Building.  In such case, Alliance may use the existing wiring.  The cost of installation of any additional wiring will be borne, if such discontinuance is voluntary, by Landlord, and if such discontinuance is involuntary, by Landlord and Alliance with Alliance’s share equal to the total cost of such additional wiring multiplied by a fraction, the numerator of which is remaining months of the Lease term and the denominator of which is as follows:

Floor(s)	Denominator
2, 8-14	188 (Sup15 §4(d))
15, 16	248 (Sup12 §4(d) and (h); Sup15 §4(d))
17	182 for the space demised by Sup22, 214 for the space demised by Sup18 and 219 for all other space on Floor 17 (Sup22 §4(d)).
31 (part), 32-34, 37-41, 45	294 (Sup9 §15(d); Sup15 §4(d))
31 (part)	116 (Sup24 §4(d))
35 and 36	237 (Sup14 §4(d); Sup15 §4(d))
42	150 (Sup25 §4(d))
43 and 44	104 (Sup26 §4(d))

Electricity Rent Inclusion Factor for Floors 31 (part), 32-34, and 37-39:
Until November 1, 2009, the charge for electricity for Floors 31 (part), 32-34, and 37-39 (the “ERIF”) is included in fixed annual rent (orig. §7.02(a)).  Such charge, however, is separately quantified (as listed below) and is subject to increase or decrease (but in no event below $2.75 per s.f. per annum) in proportion to increases or decreases in Landlord’s electricity costs for the building (orig. §7.02(a)).

Floor (entire floor unless otherwise noted)	Original ERIF
31(part), 33, 34	$249,902.46 (Sup7 §3(g))
32	$104,337.75 (Sup6 §3(c))
37 (NE Cor.), 38	$127,187.50 (orig. §7.02(a))
37 (NW Cor.)	$27,500.00 (orig. §46.02(d))
37 (SE Cor.)	$13,750.00 (Sup1 §3(e)
37 (SW Cor.)	$27,912.50 (Sup5 §3(c))
39	$96,937.50 (Sup4 §3(c))

A determination by Landlord of a change in the ERIF as a result of a survey of electrical consumption in the Demised Premises will be binding on Alliance unless Alliance disputes such determination within 15 days of receipt of such determination.  If Alliance disputes such determination, it will have its own electrical consultant at its own cost, attempt to resolve the dispute in consultation with Landlord’s electrical consultant.  If they cannot agree on a resolution, they will choose a third electrical consultant who’s decision will control (orig. §7.03(b)).

Electricity Rent Inclusion Factor for 42nd Floor:
Until May 1, 2011, the charge for electricity for Floor 42 is included in fixed annual rent.  The initial amount of such charge is $5.81 per s.f. and is subject to increase or decrease (but in no event below $5.81 per s.f. per annum) in proportion to increases or decreases in Landlord’s electricity costs for the building as well based on Alliance’s electricity consumption.  A determination by Landlord of a change in the rent inclusion charge as a result of a survey of electrical consumption in the Demised Premises will be binding on Alliance unless Alliance disputes such determination within 30 days of receipt of such determination.  If Alliance disputes such determination, it will have its own electrical consultant at its own cost attempt to resolve the dispute in consultation with Landlord’s electrical consultant.  If they cannot agree on a resolution, they will choose a third electrical consultant who’s decision will control (Sup25 §4(b)).

Supplies:	At Landlord’s option, Alliance is required to purchase (for a reasonable charge) from Landlord all lighting tubes, lamps, bulbs and ballasts used in the demised premises (orig. §7.05(b)).

Concourse Space:
Subject to the following sentence, for any portion of the demised premises located on the concourse consisting of less than 3,000 contiguous rsf, Alliance will pay an ERIF of $0.75/rsf, subject to increase if Alliance uses the space for anything other than storage (Sup15 §23(f)(ii)).  For the portion of the demised premises located on the concourse and leased pursuant to Sup23, however, Landlord will provide electricity at no additional charge provided that if Landlord determines on a reasonable basis that Alliance is consuming excessive electricity, then Landlord may commence charging Alliance for such electricity on either (at Landlord’s option) a rent inclusion or submeter basis.

TAX ESCALATION

FLOOR	BASE YEAR	PERCENTAGE
Ground Floor (part)	1999/2000 (Sup13§3(c)(1)).	0.483% (Sup13 §3(c)(2))
2, 8, 9, 11-14	Average of 2000/01 and 2001/02 (Sup15 §3(d)(i)).	14.72% (Sup15 §3(d)(ii); Sup19 §2(d))
10	Average of 2000/01 and 2001/02 (Sup15 §3(d)(i)).	2.11% (Sup19 §3(d))
15	1999/2000 (Sup12 §3(a)(4)(a)).	2.150% (Sup12 §3 (a)(4)(b))
16	1999/2000 (Sup12 §3(b)(4)(a)).	2.150% (Sup12 §3(b)(4)(b))
17	Average of 2000/01 and 2001/02 (Sup16 §3(d)(i); Sup17 §3(d)(i); Sup18 §3(d)(i)) Except with respect to the Sup22 17th floor space, for which it is the average of 2003/04 and 2004/05 (Sup22 §3(d)(i)).	2.147% (Sup16 §3(d)(ii); Sup17 §3(d)(ii); Sup18 §3(d)(ii); Sup22 §3(d)(ii))
31 (part), 33, 34	Average of 1994/95 and 1995/96 (Sup7 §(3)(f)(i)). Beginning on 11/01/09, changed to 1995/96 (Sup9 §4(e)).	5.130% (Sup7 §3(f)(ii))
31 (part)	Average of 2007/08 and 2008/09 (Sup24 §3(d)(i)).	1.35% (Sup24 §3(d)(ii))
32	1993/94 (Sup6 §3(b)(i)). Beginning on 11/01/09, changed to 1995/96 (Sup9 §4(e)).	2.150% (Sup6 §3(b)(ii))
35	2000/01 (Sup14 §3(a)(4)(a)).	2.150% (Sup14 §3(a)(4)(b))
36	2000/01 (Sup14 §3(b)(4)(a)).	2.150% (Sup14 §3(b)(4)(b))
37 (NE Cor.), 38	1985/86 (orig. §4.01(a)(i)). Beginning on 11/01/09, changed to 1995/96 (Sup9 §4(e)).	2.820% (orig. §4.01(a)(ii)
37 (NW Cor.)	1985/86 (orig. §4.01(a)(i)). Beginning on 11/01/09, changed to 1995/96 (Sup9 §4(e)).	0.610% (orig. §46.02(b))
37 (SE Cor.)	1985/86 (Sup1 §3(a)). Beginning on 11/01/09, changed to 1995/96 (Sup9 §4(e)).	0.300% (Sup1 §3(b))
37 (SW Cor.)	1988/89 (Sup5, §3(b)(i)). Beginning on 11/01/09, changed to 1995/96 (Sup9 §4(e)).	0.618% (Sup5 §3(b)(ii)
39	1988/89 (Sup4 §3(b)(i)). Beginning on 11/01/09, changed to 1995/96 (Sup9 §4(e)).	2.150% (Sup4 §3(b)(ii))
40, 41, 45	1995/96 (Sup9 §4(d)(i)).	6.446% (Sup10 §2(a))
42	1988/89 (Sup25 §3(d)(i)(a)). Beginning on 5/1/11, changed to average of 2007/08 and 2008/09 (Sup25 §3(d)(i)(b)).	2.24% (Sup25 §3(d)(ii))
43 and 44	Average of 2007/08 and 2008/09 (Sup26 §3(d)(i)).	4.45% (Sup26 §3(d)(ii))

Due Date:  6/1 and 12/1 of each comparative year, subject to rescheduling based on the date tax payments are due from Landlord (orig §4.01(b)(1)).

Audit/Dispute:  Landlord’s real estate tax statements given to Alliance are binding unless Alliance challenges such statement in writing within 90 days (Sup7 §6(d)) of receipt.  Alliance must make payments in accordance with the statement pending dispute resolution (orig §4.01(b)(4)).

Tax Increase upon Disposition:  Under certain circumstances, if, as a result of the sale of an interest in the property or entity owning the property, the real estate taxes increase, Alliance will receive an abatement of the resulting escalation, and thereafter this Lease provision is deleted.  Under certain circumstances, if, after Fisher-Sixth Avenue Company’s or a Fisher family affiliate’s purchase of Hawaiian Sixth Avenue Corp.’s or its successor’s interest in the property or the entity owning the property, as a result of a sale of a less than majority interest in the property or the entity owning the property or the admission into the entity owning the property of an entity owning less than a majority interest in such entity, the real estate taxes increase, Landlord will pay Alliance $1,500,000.00 (Sup9 §15; Sup12 §17).

Building Square Footage:  Total rentable area of the office and store space in the building is 1,641,000 sf for tax escalation purposes (orig §4.01(a)(ii)).

Concourse Space:  Alliance will pay a tax escalation for its concourse space only if the previous tenant of such space was subject to a tax escalation.  The base year for any such escalation will be the average of 2000/01 and 2001/02 (Sup15, §23(g)).

EXPENSE ESCALATION

Floor	Base	Percentage
Ground (part)	Expenses for 1999 calendar year (Sup13 §3(c)(3)).	0.483% (Sup13 §3(c)(4))
2, 8, 9, 11-14	Expenses for 2001 calendar year (Sup15 §3(d)(ii)).	15.67% (Sup15 §3(d)(iv); Sup19 §2(c))
15	Expenses for 1999 calendar year (Sup12 §3(a)(4)(c)).	2.290% (Sup12 §3(c)(4)(d))
16	Expenses for 1999 calendar year (Sup12 §3(b)(4)(c)).	2.290% (Sup12 §3(b)(4))
17	Expenses for 2001 calendar year (Sup16 §3(d)(iii); Sup17 §3(d)(iii); Sup18 §3(d)(iii)), except for the Sup22 17th floor space, for which it is 2004 (Sup22 §3(d)(iii)).	2.288% (Sup16 §3(d)(iv); Sup17 §3(d)9iv); Sup18 §3(d)(iv) and Sup22 §3(d)(iv))
31 (part), 33, 34	Expenses for 1995 calendar year (Sup7 §3(f)(iii); Sup9 §4(e)).	5.450% (Sup7 §3(f)(iv))
31 (part)	Expenses for 2008 calendar year (Sup24 §3(d)(iii)).	1.43% (Sup24 §3(d)(iv))
32	Expenses for 1993 calendar year (Sup6 §3(b)(iii)). As of 11/01/09, changed to expenses for calendar year 1995 (Sup9 §4(e)).	2.290% (Sup6 §3(b)(iv))
35	Expenses for 2000 calendar year (Sup14 §3(a)(4)(c)).	2.290% (Sup14 §3(a)(4)(d))
36	Expenses for 2000 calendar year (Sup14 §3(b)(4)(c)).	2.290% (Sup14 §3(b)(4)(d))
37 (NE Cor.) and 38	$6,509,748 (orig §5.01(a)(i)). As of 11/01/09, changed to expenses for 1995 calendar year (Sup9 §4(e)).	3.000% (orig §5.01(a)(iv))
37 (NW Cor.)	$6,509,748 (orig. §5.01(a)(i)). As of 11/01/09, changed to expenses for 1995 calendar year (Sup9 §4(e)).	0.650% (orig. §46.01(b))
37 (SE Cor.)	$6,509,748 (Sup1 §5.01(a)(i)). As of 11/01/09, changed to expenses for calendar year 1995 (Sup9 §4(e)).	0.330% (Sup1 §3(c))
37 (SW Cor.)	Expenses for calendar year 1989 (Sup5 §3(b)(iii)). As of 11/01/09, changed to expenses for calendar year 1995 (Sup9 §4(e)).	0.659% (Sup5 §3(b)(iv)
39	Expenses for calendar year 1989 (Sup4 §3(b)(iii)). As of 11/01/09, changed to expenses for calendar year 1995 (Sup9 §4(e)).	2.290% (Sup4 §3(b)(iv))
40, 41, 45	Expenses for calendar year 1995 (Sup9 §4(d)9iii)).	6.865% (Sup11 §2(c))
42	Expenses for calendar year 1989 (Sup25 §3(d)(iii)(a)). As of 5/1/11, changed to expenses for calendar year 2008 (Sup25 §3(d)(iii)(b)).	2.38% (Sup25 §3(d)(iv))
43 and 44	Expenses for calendar year 2008 (Sup26 §3(d)(iii)).	4.73% (Sup26 §3(d)(iv))

Management Fee:  The management fee included in building expenses is an amount equal to the greater of (a) $152,250, and (b) the product of $152,250 multiplied by a fraction the numerator of which is building expenses (exclusive of management fees for such year) and the denominator of which is $6,357,498 (orig §5.01(a)(v)).

Payment Frequency:  Monthly, equal to 1/12th of Alliance’s share of previous comparative year’s annual escalation over the base year, subject to adjustment for reasonably anticipated increases (orig §5.01(b)(1)).

Audit/Dispute:  Landlord’s expense statements given to Alliance are final and determinative unless Alliance challenges such statement in writing (which will also set forth the basis of such challenge with particularity) within 90 days (Sup7 §6(d)) of receipt.  Alliance must make payments in accordance with the statement pending dispute resolution.  So long as Alliance has continued to pay the expense escalation pursuant to Landlord’s statements, Alliance has the right to examine Landlord’s books and records provided such examination is commenced within 60 days and concluded within 90 days (Sup7 §6(d)) following the rendition of the expense statement in dispute.  Landlord and Alliance will resolve the dispute by arbitration with 3 arbitrators, each of whom will have at least 10 years experience in the operation and management of major Manhattan office buildings (orig. §5.01(b)(2)).

Concourse Space:  Alliance will pay an expense escalation for its concourse space only if the previous tenant of such space was subject to an expense escalation.  The base year for any such escalation will be calendar year 2001 (Sup15, §23(g)).

Building Square Footage  Total rentable area of the building is 1,540,000 sf for expense escalation purposes (orig. §5.01 (a)(iv)).

CLEANING

Cleaning services are provided by the Cleaning Contractor pursuant to two separate agreements, one covering the office space and the other covering the ground floor space.  The following summary is applicable to both such agreements.  Unless otherwise noted, the section references are also applicable to both agreements.

Services:
The Cleaning Contractor provides certain cleaning services for the office areas and lavatories of the demised premises (§1(a)).  The cleaning services provided do not include the cleaning of below-grade space, kitchen, pantry or dining space, storage, shipping, computer or word-processing space, or private or executive lavatories (§1(b)).  The Cleaning Contractor is not responsible for removing debris and rubbish from areas under construction in the demised premises (§2).  The quality of the cleaning services will be comparable to that provided in first class buildings in midtown Manhattan (§1(a)).

Access:
The Cleaning Contractor has access to the demised premises from 6 p.m. to 2 a.m. on business days.  The Cleaning Contractor has the right to use Alliance’s light, power and water, as reasonably required (§1(a)).

Term:	The cleaning agreements are co-terminous with the Lease (§2).

Fee:
Alliance pays the Cleaning Contractor, for the office space, a fixed monthly fee of $310,465.73, plus an amount equal to the fee for Floor 36 multiplied by the percentage increase in the labor rate in 2000 over 1999, plus an amount equal to the fee for Floors 2, 8, 9, 11-14 multiplied by the percentage increase in the labor rate in 2001 over 2000, plus an amount equal to the fee for Floor 10 multiplied by the percentage increase in the labor rate in 2001 over 2000  (CAO §3; CAO-2 §3; CAO-3 §3; CAO-4 §3; CAO-5 §3; CAO-6 §3; CAO-7 §3; CAO-8 §3; CAO-9 §3; CAO-11 §3).  Alliance pays the Cleaning Contractor a fixed monthly fee of $2,833.33 for the ground floor space (CAG §3).  The fixed monthly fee for cleaning the office space will increase by $11,087.73 plus an adjustment based on the increase in the labor rate in 2008 over 2007 with the addition of remainder of Floor 31 to demised premises (CAO-10 §3) and will increase by $36,604.68 plus an adjustment based on the increase in the labor rate in 2008 over 2007 with the addition of Floor 10 to demised premises (CAO-12 §3).  The fixed monthly fee is inclusive of sales tax and is payable in advance on the first of each month (§3).  Payment for any additional cleaning services will be made by Alliance within 20 days of demand. The cost of such additional services must be comparable to services provided in comparable buildings (§1(a)).  In addition to the fixed fee, Alliance pays the Cleaning Contractor a percentage of annual increases in cleaning costs (which annual increases are equal to the annual percentage increase in porters’ wages over a porter’s wage base year) over an amount representing base year cleaning costs.  The percentage for the office space is 53.899% (CAO §3 and §4; CAO-2 §3; CAO-3 §3; CAO-4 §3; CAO-5 §3; CAO-6 §3; CAO-7 §3; CAO-8 §3; CAO-9 §3; CAO-11 §3) and 0.483% for the ground floor space (CAG §4).  The percentage for the office space will increase by 1.46% (CAO-10 §3) to with the addition of the remainder of Floor 31 and will increase by 4.82% with the addition of Floors 43 and 44.  The other variables in such calculation are as follows:

Floor	Base Year for Porter’s Wages	Base for Cleaning Costs
Ground (part)	1999 (CAG §4)	$6,286,271.55 (CAG §4)
2, 8-14	2001 (CAO-5, §4)	$6,444,056.97 (CAO-5, §4)
15 and 16	1999 (CAO-3 §4)	$6,247,986 (CAO-3, §4)
17 (except for the part demised by Sup22)	2001 (CAO-6 §4; CAO-7 §4; CAO-8 §4)	$6,629,645.81
17 (the part demised by Sup22)	2004 (CAO-9 §4)	$7,606,434.69 (CAO-9 §4)
31 (part) , 32-34, 37-41 and 45	1995 (CAO §4(a)(i))	$5,827,772 (CAO §4(a)(iii))
31 (the part demised by Sup24)	2008 (CAO-10 §4)	$8,408,948.97 (CAO-10 §4)
35 and 36	2000 (CAO-4 §4)	$6,381,693 (CAO-4 §4)
42	2008 (CAO-11 §4)	$8,408,948.97 (CAO-11 §4)
43 and 44	2008 (CAO-12 §4)	$8,408,948.97 (CAO-12 §4)

Dispute with Cleaning Contractor:
If Alliance believes that the Cleaning Contractor is not adequately performing under a cleaning agreement, and the Cleaning Contractor has not corrected such inadequate performance within 10 days after notice, Alliance may arbitrate whether the Cleaning Contractor is adequately performing.  If a majority of the required arbitrators find that the Cleaning Contractor is not adequately performing, then the Cleaning Contractor will correct such inadequate performance within 10 days of such finding.  If Contractor fails to do so, Alliance may terminate the cleaning agreement upon 10 days notice. (§5).

Default by Alliance:
If Alliance fails to make a payment due under a cleaning agreement within 15 days of notice of such failure, the Cleaning Contractor may, upon 10 days notice terminate the cleaning agreement if Alliance also fails to make such payment within such 10 day period.  In case of such termination, Alliance may only use the approved cleaning contractor for the building (§6).  If a payment is not made within 3 days of notice of such failure, such payment accrues interest from the due date at prime rate, provided that Cleaning Contractor is not obligated to give such notice more than twice a year (§12).

Rent Credit:
Alliance is entitled to a credit against the monthly installment of fixed rent in the amount of $169,479.10 per month (Sup9 §4(c); Sup10 §2(c); Sup11 §2(c); LTR1; Sup12 §3(a)(3) and §3(b)(3); Sup14 §3(a)(3) and §3(b)(3); Sup15 §3(c)) Sup16 §3(c); Sup17 §3(c); Sup18 §3(c) and Sup22 §3(c) plus an amount equal to the credit for Floor 36 multiplied by the percentage increase in the labor rate in 2000 over 1999 (Sup14 §3(b)(3)).  The monthly credit will increase by (i) $92,734.38 plus an adjustment based on the increase in the labor rate in 2001 over 2000 with the addition of Floors 2, 8, 9, 11-14 to the demised premises (Sup15 §3(c); Sup19 §2(c)), (ii) by $13,296.17 plus an adjustment based on the increase in the labor rate in 2001 over 2000 with the addition of Floor 10 to the demised premises (Sup19 §3(c)); (iii) by $11,087.72 plus an adjustment based on the increase in the labor rate in 2008 over 2007 with the addition of remainder of Floor 31 to the demised premises (Sup24 §3(c)); (iv) by $220,539.40 plus an adjustment based on the increase in the labor rate in 2008 over 2007 on May 1, 2011 (Sup25 §3(c)); and (v) by $439,256.17 plus an adjustment based on the increase in the labor rate in 2008 over 2007 on May 1, 2011.

Termination of Cleaning Agreement:
In the event the cleaning agreement for the office space is terminated, Landlord will provide cleaning services and Alliance will pay Landlord on a monthly basis for the office space (assuming that all of the office space demised under the lease is delivered to Alliance at that time) 60.17% (Sup26 §7(a)) of annual increases in cleaning costs (which annual increases are equal to annual percentage increases in porter’s wages) over Landlord’s cleaning costs for the entire building during the first full calendar year after the Cleaning Agreement’s termination (orig. §6.04, as modified by Sup9 §8(a)).  Landlord’s cleaning cost escalation statements are final and determinative unless Alliance challenges such statement in writing within 90 days (Sup7 §6(d)) of receipt.  Alliance must make payment in accordance with such statement pending dispute resolution.  Landlord and Alliance will resolve any dispute by arbitration with 3 arbitrators, each of whom will have at least 10 years’ experience in the operation and management of major Manhattan office buildings (orig. §6.01(d)).

Total rentable area of the building is 1,515,000 sf for cleaning cost escalation purposes.

MAINTENANCE & REPAIRS

Alliance’s Responsibility
Alliance will make repairs to the demised premises necessitated by its acts, omissions, occupancy or negligence (except for fire or other casualty caused by Alliance’s negligence if Landlord’s insurance is not invalidated thereby) (orig. §9.01).

Landlord’s Responsibility
Landlord will maintain the building and its common areas in a manner appropriate to a first class office building.  The building exterior, the window sills outside the window and the windows are not part of the demised premises (orig. §9.01).

ALTERATIONS

Approval:
All alterations require Landlord’s prior written approval, which will not be unreasonably withheld or delayed, provided that it does not (1) affect the structural integrity of the building, (2) affect the exterior of the building, or (3) adversely affect the building’s systems without, in Landlord’s opinion, adequate mitigation (orig. §8.01).

Landlord’s Reimbursement:	Alliance will reimburse Landlord’s out-of-pocket costs incurred in reviewing alterations (orig. §8.01).

Contractors:
Landlord’s affiliate will act as general contractor for any alteration work performed anywhere in the demised premises for one year after the delivery of the 2nd and 8th-14th floors, for a fee not to exceed 6% of the aggregate cost of such work.  In acting as general contractor, Landlord’s affiliate will obtain competitive bids from at least 3 subcontractors approved by Landlord for each category of work, except that there is only one approved subcontractor for air conditioning balancing work (although Alliance may have another subcontractor verify the work) and there are only 2 unaffiliated subcontractors for the base building work (Sup15 §6(a)).  Alliance and Plaza Construction Corp., Landlord's affiliate, have subsequently entered into that certain Master Agreement dated January 27, 2004 pursuant to which Plaza Construction Corp. will provide construction management services to Alliance in respect of construction projects at the building.  Landlord must have given its approval of any contractors performing alterations.  Alliance will inform the Landlord of the name of any contractors or subcontractors Alliance proposes to do any alterations at least 10 days prior to work commencement (orig. §8.01 2(a)).

Insurance Certificates:
Prior to commencing any alterations, Alliance will deliver to Landlord an insurance certificate evidencing the existence of workmen’s compensation insurance covering all persons involved in such alterations and reasonable comprehensive general liability and property damage insurance with coverage of at least $1 million single limit (orig. §8.01(7)).

Records:	Alliance will keep records of alterations exceeding $25,000 in cost and provide copies of such records to Landlord within 45 days of demand (orig. §8.07).

38th/39th Floor Staircase:
Alliance has the right to install a staircase between the 38th and 39th floors provided that Landlord approves the plans therefor and the staircase is installed in compliance with Articles 8 and 45 of the lease (Sup4 §14).

Expiration of Term:
All improvements installed by Landlord are the property of the Landlord (orig. §8.03) and all permanent improvements (including, therefore, any kitchen, pantry or dining room) will remain at the expiration of the term without Alliance being obligated to remove such permanent improvements.  (orig. §8.04)  All fixtures (other than trade fixtures) installed by Landlord become the property of the Landlord, and will remain as part of the demised premises, upon expiration of the lease.  All furnishings and trade fixtures supplied by Alliance at its expense are Alliance’s property and, with regard to Alliance’s furniture and movable office equipment only (Sup7 §6(e)), will be removed upon the expiration of the lease term following the lease expiration unless Landlord notifies Alliance (within 30 days after Alliance’s notice, which notice will be given at least 3 months prior to expiration of the lease term) that such property may remain in the demised premise following the lease term expiration (orig. §8.05).  Alliance has no obligation to remove any staircases in the demised premises (Sup9 §21).

MISCELLANEOUS MATTERS RELATING TO IMPROVEMENTS

Emergency Generator:
Alliance is permitted to install a 2800 KW Detroit diesel emergency generator back-up power system in specified locations in the building (Sup27 §2(b)).  Alliance is permitted to connect the back-up power system to the building’s emergency generator system.  Up to 1500 KW of the power generated by the back-up power system will back-up the building’s emergency generator system (Sup27 §2(d)).  Landlord will operate and maintain the back-up power system at Alliance’s expense and, as part of such obligation, Landlord will enter into a maintenance contract for same subject to the reasonable approval of Alliance (Sup27 §2(d)).  Alliance is obligated to pay a one-time fee for such emergency generator rights equal to $75,000, adjusted for inflation based on increases in the Consumer Price Index (Sup27 §2(f)).  Alliance will pay for its proportionate share (based on KW capacity) of fuel purchased for the emergency generator system and has the right, subject to Landlord’s reasonable approval, to install its own fuel storage tanks (Sup27 §2(g)).  The back-up power system will remain and not be removed at the end of the lease term (Sup27 §2(i)).  Alliance has, through 1/31/10, a limited right of first offer to lease space to install another emergency generator.  Alliance has 15 days to accept any such offer (Sup27 §3).

Communications Antenna or Dish:
Alliance has the right, subject to the other alteration provisions of the Lease and to all applicable legal requirements, to install a communications antenna or dish on the roof in a location reasonably determined by Landlord.  Landlord may require Alliance to relocate the antenna, at Landlord’s expense, to mitigate interference with other uses, so long as the antenna is able to function in its relocated position, provided that if such relocation does mitigate the interference, Landlord may require Alliance to remove the antenna so long as no other antennas are allowed to be installed on the roof and Landlord bears the cost of such removal and the unamortized value of the antenna.  If deemed reasonably advisable by Landlord’s engineer, Landlord will, at Alliance’s expense, reinforce the area under the antenna and, upon lease expiration, Alliance will remove the antenna and restore any damage caused thereby.  Alliance will pay Landlord one-half of fair market rent for the roof space used by the antenna.  Alliance, under Landlord’s supervision (the cost of which Alliance is obligated to reimburse, has access to the roof and other areas of the building as reasonably necessary to maintain and repair the antenna (Sup9 §20).

Communications Wiring:	Landlord will provide Alliance a reasonable area in a common vertical riser shaft in the building for the installation of data, communications and security system cabling.

Initial Fit-Out of Balance of 31st Floor:
Alliance, at its expense, will prepare a complete set of plans for the work, which is subject to the reasonable approval of Landlord (orig. §45.01).  Although Alliance is permitted to use its own engineer, such plans ultimately are subject to the reasonable approval of Landlord’s designated engineer.  There is no deadline for the delivery to Landlord of the plans for Alliance’s initial fit-out (Sup24 §6(a)).  Landlord will provide Alliance with a $762,240 allowance for the hard costs and certain soft costs of the fit-out.  The allowance can be disbursed in installments upon Alliance’s request and any unused portion will be credited against fixed rent (Sup24 §6(b)(i)).  Alliance may use the allowance to pay for construction work undertaken in the demised premises leased prior to Sup24, but if Alliance draws on the allowance prior to May 1, 2010 then the allowance will be reduced by the future value of the amount drawn upon calculated at 6% per year (Sup24 §6(b)(ii)).

Initial Fit-Out of 42nd Floor:
Alliance, at its expense, will prepare a complete set of plans for the work, which is subject to the reasonable approval of Landlord (orig. §45.01).  Although Alliance is permitted to use its own engineer, such plans ultimately are subject to the reasonable approval of Landlord’s designated engineer.  There is no deadline for the delivery to Landlord of the plans for Alliance’s initial fit-out (Sup25 §6(a)).  Landlord will provide Alliance with a $1,266,090 allowance for the hard costs and certain soft costs of the fit-out.  The allowance can be disbursed in installments upon Alliance’s request and any unused portion will be credited against fixed rent (Sup25 §6(b)).  If, however, Alliance draws on the allowance prior to May 1, 2011 then the allowance will be reduced by the future value of the amount drawn upon calculated at 6% per year (Sup25 §6(b)(ii)).

Initial Fit-Out of 43rd and 44th Floors:
Alliance, at its expense, will prepare a complete set of plans for the work, which is subject to the reasonable approval of Landlord (orig. §45.01).  Although Alliance is permitted to use its own engineer, such plans ultimately are subject to the reasonable approval of Landlord’s designated engineer.  There is no deadline for the delivery to Landlord of the plans for Alliance’s initial fit-out (Sup26 §6(a)).

SNDA & ESTOPPEL

Subordination, Non-Disturbance and Attornment:
The Lease is subordinate to all present and future mortgages and ground leases only to the extent Alliance receives a subordination, non-disturbance and attornment agreement from the holder thereof (orig. §11.01; Sup15 §8).  Alliance will not exercise any right to terminate the lease due to an act or omission of Landlord without first giving notice of such act or omission to any mortgagee or ground lessor of which Alliance has been notified and giving such mortgagee or ground lessor an opportunity to cure such act or omission within a reasonable period of time after such notice provided that such mortgagee or ground lessor notifies Alliance that it will commence and continue to remedy such act or omission (orig. §11.02).  Alliance and the property’s mortgagee are parties to a subordination, non-disturbance and attornment agreement (SNDA-M).  Alliance and the property’s ground lessor are parties to a subordination, non-disturbance and attornment agreement (SNDA-G).

Estoppel:
Alliance will provide an estoppel certificate within 10 days after Landlord’s request.  The estoppel certificate will certify:

(a) that the Lease is unmodified and in full force and effect or, if there has been any modification that the same is in full force and effect as modified and state any such modification;

(b) whether the term of the Lease has commenced and rent become payable thereunder; and whether Alliance has accepted possession of the demised premises;

(c) whether or not there are then existing any defenses or offsets which are not claims under paragraph (e) below against the enforcement of any of the agreements, terms, covenants, or conditions of the Lease any modification thereof upon the part of Alliance to be performed or complied with, and, if so, specifying the same;

(d) the dates to which the fixed annual rent, and additional rent, and other charges hereunder, have been paid; and

(e) whether or not Alliance has made any claim against Landlord under the Lease and if so the nature thereof and the dollar amount, if any, of such claim (orig. §36).

INSURANCE AND LIABILITY

Insurance:	Alliance will reimburse Landlord for any increases in Landlord’s fire insurance caused by Alliance (orig. §10.03).

Landlord
Landlord is not liable for damage or injury to property or persons unless caused by or due to the negligence of Landlord or its agents, servants or employees (orig. §12.01).  Alliance will look solely to Landlord’s estate in the Building for the satisfaction of any judgment (o rig. §12.05).

Alliance:
Alliance will reimburse Landlord for all costs incurred by Landlord that Landlord does not recover from insurance resulting from Alliance’s breach under the lease, by reason of damage or injury caused by Alliance in connection with the moving of Alliance’s property except as provided in the lease, and by reason of the negligence of Alliance or its agents, servants or employees in the use or occupancy of the demised premises (orig. §12.03).  Alliance will indemnify, defend and save Landlord harmless from any liability arising from Alliance’s use of the demised premises, breach of the lease, or holding over, except for any liability arising from Landlord’s negligence (orig. 35.01).

Waiver of Subrogation
Both parties are required to obtain waivers of their insurer’s rights of subrogation provided that such waiver does not result in an additional expense to the party waiving the right of subrogation, unless the other party agrees to be responsible for such additional expense (orig. §12.06(a) and (b)).

USE

General:
The demised premises are permitted to be used for executive and general offices (orig. §2).  Landlord represents that such use does not violate the certificate of occupancy for the demised premises (orig. §17).  The demised premises may not be used for a banking office open to street traffic or certain other undesirable businesses (orig. §42.01).

Dwyer Unit:
Alliance may, subject to Landlord’s consent which may not be unreasonably withheld, install in the demised premises a Dwyer Unit at its sole cost expense provided that:

(a)  it is used for Alliance’s employees and guests;

(b)  no installation of ventilation equipment is required and no odors emanate from the demised premises from the use thereof;

(c)  no additional air conditioning service is required thereby;

(d)  use of the unit is expressly subject to the extra cleaning and water consumption provisions of the lease; and

(e)  Alliance will engage an extermination service (orig. §49.01; Sup7 §18).

Dining:
Alliance may, subject to Landlord’s consent which may not unreasonably be withheld, install a dining room with kitchen for use by Alliance’s employees and guests in the demised premises (Sup7 §18), provided that such facilities (a) comply with all applicable laws, (b) are properly ventilated and (c) all wet garbage is bagged and stored so that no odor emanates therefrom (orig. §49.06).  If Alliance installs such facilities, then (a) Alliance will pay landlord the cost of an extermination service and (b) will have a refrigerated garbage storage room or other means of disposing of garbage therefrom reasonably satisfactory to Landlord (orig. 32.08 (as modified by Sup9 §6(b)); orig. §49.02), but such refrigerated room will only be required if such wet garbage creates an odor or pest problem (orig. §49.02).  Alliance may install additional dining facilities on any floor of the demised premises comparable to the dining facility located on the 39th floor (as it existed as of 8/16/94).  (Sup9 §25)

Corporate Training Facility:	Subject to the other terms of the lease and all applicable laws, Alliance may use a portion of the demised premises for a corporate training facility (Sup5 §11(c)).

Concourse:
Subject to the following sentence, the portion of demised premises located on the concourse may be used for storage, mailroom, computer printing room, incidental office, dining room or cafeteria purposes and any other legal purpose (Sup15 §23(e)).  The portion of the demised premises located on the concourse and leased pursuant to Sup23, however, may be used only for storage purposes except that Alliance may also install electrical switches therein in certain specified locations  (Sup23 §4).

TERM

Expiration Date:	December 31, 2019 (Sup15 §12(a)).

Early Termination (45th Floor):
Provided Alliance never occupies the 45th floor, Alliance may upon written notice to Landlord given on or before 1/1/15, terminate the Lease with respect to the 45th floor effective 12/31/16 without penalty (Sup15, §21).

Landlord’s 5 Year Extension Option:	•	Landlord may upon written notice to Alliance given on or before 11/30/16, extend the term from 12/31/19 to 12/31/24 (Sup15 §13(a)(i)).

•
Fixed annual rent during such extension period would be at the rate of the average fixed annual rent per s.f. being paid by Alliance on 12/30/19 for all of its space in building (other than ground floor, concourse or subconcourse space).  The method of calculating escalations would remain unchanged for such period (Sup15 §13(a)(ii) and (iii); Sup21 §9(a)).

Alliance’s 5 Year Extension Option:	•	If Landlord extends the term to 12/31/24 as provided above, then on or before 12/31/16, Alliance may extend the term to 12/31/29 (Sup15 §13(b)).

•
Fixed annual rent during such extension period would be at the rate of the average fixed annual rent per s.f. being paid by Alliance on 12/30/19 for all of its space in the building (other than concourse or subconcourse space).  The method of calculating escalations would remain unchanged for such period (Sup15 §13(b)).

	•	Upon exercise of this 5 year extension option, Alliance loses its right to exercise its 10 year extension option described below.

Alliance’s 10 Year Extension Option:	•
Alliance has the option to extend the term for 10 years (Sup9 §12(a)) to expire on 12/31/29 if Landlord does not exercise its 5 year extension option, or 12/31/34 if Landlord does exercise its 5 year extension option and Alliance does not exercise its 5 year extension option.

•
If Landlord does not exercise its 5 year extension option, the exercise deadline for Alliance’s 10 year extension option is no later than 1/31/17, but no earlier than 12/1/16 (Sup15 §13(c)).  If Landlord does exercise its 5 year extension option and Alliance does not exercise its 5 year extension option, then the exercise deadline for Alliance’s 10 year extension option is 12/31/21 (Sup9 §12(a)(i)).

•
As conditions to the exercise of Alliance’s 10 year extension option, as of the date of exercise and as of the first day of the extension period (i) Alliance can not be in default of beyond applicable notice and grace periods of its obligation to pay fixed annual rent, tax escalations and expense escalations, and (ii) Alliance and its affiliates must occupy at least 200,000 rsf (Sup9 §12(a)(ii) and (iii)).

•
The fixed annual rent for Alliance’s 10 year extension period is 95% of fair market rent determined as of 36 months before what would have been the expiration of the term if the term had not been extended by Alliance’s ten year extension option, as determined by Landlord and notified to Alliance in writing within 30 days thereafter, plus an increase in proportion to the increase over such 36 month period of the average of the CPI for Urban Consumers and CPI for Urban Wage Earners (both New York, NY-Northeast NJ, base year 1982-84 =100, “All Items”) (Sup9 §12(b)).  If Alliance disputes Landlord’s determination of the rent, then Landlord and Alliance will resolve the dispute according to a specified arbitration process (Sup9 §12(b) and §16).

•
For purposes of calculating real estate tax escalations, the base year during such extension period is 2019/20 if Landlord does not exercise its 5 year extension option, or 2024/25 if Landlord does exercise its 5 year extension option (Sup9 §12(c)(i); Sup15 §13(b) and (c)).  For purposes of calculating expense escalations, the base year for building expenses during such extension period is calendar year 2019 if Landlord does not exercise its 5 year extension option, or calendar year 2024 if Landlord does exercise its 5 year extension option. (Sup9 §12(c)(ii) and (iii); Sup15 §13(b) and (c)).

SERVICES

Electricity:	See page 14.

Elevator:
Passenger:  Service will be provided as necessary on business days between 8 am and 6 pm and sufficient service at all other times (orig. §32.01).  In case of special events at the demised premises, upon 24 hours notice from Alliance, Landlord will provide 2 dedicated elevators staffed by Landlord personnel, the labor cost of which will be reimbursable by Alliance within 30 days of demand (Sup9 §24(a)).  Landlord is required to have, in 1996, reconfigured the elevators so that the 32nd floor and the 37th, 38th and 39th floors are served by the same elevators (Sup6, §4(c)).

Freight:  Landlord will provide reasonable freight elevator service on business days from 8 am to 6 pm and after-hours service at landlord’s established rates (orig. §32.01).  During tenant’s initial fit-out of the remainder of the 31st floor, and the 42nd, 43rd and 44th floors, Alliance has priority but not exclusive use of one freight elevator and non-priority use of a second freight elevator at no charge (Sup14 §13(a); Sup15 §16(a); Sup24 §10(a); Sup25 §10; Sup26 §10).  Subject to the terms of the alterations provisions and so long as Alliance is leasing floors 31 (part) through 41,  Alliance has the right, at its expense, to make alterations so that any elevator servicing Floors 31 (part) through 41 can stop on any other floor leased by Alliance (Sup15 §24).

HVAC:	Regular Service: During regular hours of operation on business days as from time to time determined by Landlord, but always at least from 8 am to 6 pm, but excluding 9pm to 8 am (orig. §32.02(a)).

After-Hours Service: Available upon reasonable notice at Landlord’s established rates, payable upon presentation of bill, provided that:

• if any other tenants in the same air conditioning zone obtain after-hours service, the charge therefore will be equitably pro-rated (orig. §32.02(d)), and

• Landlord will provide HVAC to Alliance free of charge on any non-business day that the New York Stock Exchange is open (Sup9 §24(b)).

Supplemental AC: Subject to the lease provisions (including the alterations section) and all applicable laws, Alliance may at its expense install self-contained package air-conditioning units in the demised premises.  Alliance is responsible for the maintenance and repair of such units.  Alliance may connect such units to any existing supplementary air-conditioning systems located in the demised premises as of the date the lease commenced with respect to the 37th and 38th floors (orig. §32.10).  Alliance has the right to install at its own expense additional supplemental air conditioning in the demised premises subject to service being available from Landlord at Landlord’s established per ton per annum connected load and line charge (Sup5 §11(d)).  Alliance has the right to install a supplemental air conditioning system on the 31 (part)-34th, and 37th-39th floors and Landlord will provide condenser water therefor at a connected load and line charge fee of $500 per ton per annum increased after 1991 in proportion to the lease’s expense escalations (Sup6 §17; Sup7 §19).

Condenser Water:

•
Floors 2, 8-14:  Alliance has reserved 190 tons of condenser water for use on the 2nd and 8th-14th floors, with an option to reserve up to an additional 80 tons upon written notice to Landlord on or before 8/30/04.  Landlord’s charge for such condenser water is $568.35 plus annual increases based on the percentage increases in building and parking expenses.  Alliance begins paying for such condenser water upon use (but no later after 1 year after delivery of the 2nd and 8th through 14th floors).  If Alliance requires more than 270 tons of condenser water for such space, then Landlord will use best efforts to obtain additional condenser from the building’s existing supply and, if unsuccessful, will enter into good faith discussions regarding the installation of an additional cooling tower and allocation of costs relating thereto (Sup15 §16(b)).

•
Floors 15-16:  The 15th floor has an existing supply of 12 tons of condenser water and the 16th floor has an existing supply of 11 tons of condenser water.  Alliance has the right to install at its own expense, pursuant to the alterations provisions of the Lease, a supplemental air-conditioning system on the 15th and 16th floors. Alliance was to have reserved its requirements of condenser water for such supplemental system from the existing supply on or before May 1, 1999 and of additional condenser water (up to 100 tons) by June 30, 2001 (Sup14 §13(b)(ii)).  We have been advised by Judd S. Meltzer Co. Inc., however, that Landlord has agreed to reduce such available tonnage to 60 tons in exchange for increasing the available tonnage to 100 tons with respect to Floors 35-36.  Landlord’s charge for such condenser water is $552/ton per annum plus annual increases over a 1997 base year  (Sup12 §14).

•
Floors 2, 8-14, 17 (part):  Alliance was required to notify the Landlord of the amount of additional condenser water required by Alliance for its premises on Floors 2, 8-14 and 17 (part), which amount cannot exceed 20 tons, by August 31, 2002.  Alliance begins paying for such condenser water upon use at a rate equal to $594.90 per ton per annum increased annually from 2001 at the same percentage rate that building operating expenses increase (Sup16 §10(b)).

•
Floors 31 (part) - 34, 40, 41, 45:  We have been advised by Judd S. Meltzer Co. Inc. that Alliance has exercised its right to have Landlord supply Alliance with 250 tons condenser water for use in supplemental air conditioning units on Floors 31 (part)-34 or 40, 41 and 45 at a cost $250/ton/yr for the first 250 tons/yr and $500/ton/yr (plus annual increases over the 1994 expenses base year).  Any condenser water already being provided for Floors 31(part)-34 and 40, 41 and 45 are included in determining such rates.  Alliance pays for the condenser water that Landlord has agreed to commit to Alliance, regardless of whether Alliance actually uses it (Sup9 §24(f)).

•
Floors 35-36:  Alliance may purchase up to 60 tons (in the aggregate) of condenser water for use in connection with its supplemental air-conditioning on the 35th and 36th floors. We have been advised, however, by Judd S. Meltzer Co. Inc. that Landlord has agreed to increase such available tonnage to 100 tons in exchange for reducing the available tonnage of additional condenser water to 60 tons with respect to Floors 15-16.  Alliance must reserve the condenser water it wishes to purchase by February 8, 2001 (in respect of the 35th floor) and December 31, 2001 (in respect of the 36th floor) Landlord’s charge for such condenser water is $568.35/ton per annum plus annual increases over a 1999 base year  (Sup14 §13(b)).

Standards:

• indoor conditions to be 75° 50% RH when outdoor conditions are 92° DB and 74° WB; indoor conditions to be 70° when outdoor conditions are 11°

• outdoor air at a minimum of 20 cfm per person

assumes occupancy of 1 person per 100 usf, electric demand load of 5 watts per usf, and appropriate use of blinds (Sup9 §24(c)(ii)).

Water:
Landlord is required to supply an adequate quantity for ordinary lavatory, drinking, cleaning and pantry purposes.  Water consumed for any additional purposes is subject to charge therefor and, separate metering.  Alliance is subject to charge and separate metering for water used for any additional purposes.

Housekeeping Supplies:
Landlord must approve, in its reasonable discretion, suppliers of laundry, linen, towels, drinking water, ice and similar supplies to be consumed in the demised premises.  Landlord may designate exclusive suppliers of any such supply provided that such suppliers’ rates and quality are comparable to other suppliers (orig. §32.05).

Food & Beverages:	Landlord must approve, in its reasonable discretion any vendor of food or beverages to be consumed in the demised premises (orig. §32.06).

Cleaning:	See page 21.

Building Directory and Concierge:
Alliance is provided with its proportionate share (based upon the same percentage used in calculating Alliance’s share of operating expense escalations) of listings for itself, and any other person or entity in occupancy of the demised premises and their employees.  Landlord may reduce the number of such listings provided that Alliance always has its share in proportion to the space it occupies in the building (Sup6 §23).

So long as Alliance and its affiliates are in occupancy of at least 200,000 rsf, Alliance, at no additional cost, is permitted to station 1 or, if practicable, 2 of its employees at the lobby’s concierge desk with a telephone, an employee telephone directory, guest passes and an identifying sign (Sup9 §10(f)).

Signage and Flag:
So long as Alliance and its affiliates are in occupancy of at least 200,000 rsf, Alliance has exclusive right to name the building after itself or, subject to Landlord’s consent, any of its affiliates, and Alliance has the right to install signage with its name and logo:

• above the lobby entrance (which may be illuminated subject to Landlord’s reasonable approval, but not neon, and provided that any other exterior signage is subject to Alliance’s approval),

•      on the building plaza kiosks (with signage for the building’s retail tenants on such kiosks subject to Alliance’s reasonable approval and any other kiosk signage or retail signage subject to Alliance’s approval),

•      behind the lobby concierge desk (which may be illuminated subject to Landlord’s reasonable approval, but not neon, and which will be the only sign behind the lobby concierge desk, although Landlord may install less prominent signage for other tenants elsewhere in the lobby subject to Alliance’s reasonable approval), and

• place “tombstone” signs on the building plaza

If occupancy decreases to less than 200,000, Landlord may remove Alliance’s signage (Sup9 §10(a)).  Landlord has reasonable approval rights as to the design and location of Alliance’s signage.  All installation, maintenance and removal work relating to Alliance’s signage will be performed by Landlord at Alliance’s reasonable expense (Sup9 §10(b)).

So long as Alliance and its affiliates are in occupancy of at least 200,000 rsf, Alliance may fly a flag bearing its name and logo, the design of which is subject to landlord’s reasonable approval, from a flagpole on the building plaza.  No other flagpole may be installed on the building plaza without Alliance’s approval (Sup9 §10(d)).

Landlord is prohibited from installing any signage in the area of the lobby’s upper elevator bank for an Alliance competitor occupying Floors 46-50, or a majority thereof (Sup13 §19(d)).

General Contractor:
Landlord’s affiliate will act as general contractor for any alteration work performed anywhere in the demised premises for one year after Landlord delivers the 2nd and 8th- 14th floors to Alliance following substantial completion of Landlord’s work thereon, for a fee not to exceed 6% of the aggregate cost of such work (Sup15 §6(a)). Alliance and Plaza Construction Corp., Landlord's affiliate, have subsequently entered into that certain Master Agreement dated January 27, 2004 pursuant to which Plaza Construction Corp. will provide construction management services to Alliance in respect of construction projects at the building.

Parking:
37 spaces in the building garage at the garage’s standard rates and terms, but the first 25 are at a 10% discount if Alliance reserved such spaces before the Sup9 Adjustment Date (Sup9 §18; Sup12 §12).  Landlord’s parking obligations continue so long as Landlord is the garage operator or so long as the garage is generally available to building tenants (Sup15 §22).

Allowances and Credits:	The following allowances and credit may have been used or applied:

10th Floor: $130,000 credit against fixed annual rent due from and after Floor 10 is included in the demised premises (Sup19 §9).

15th Floor: $987,725 for tenant’s initial fit-out and professional fees relating thereto. Any portion not used for such purposes is credited against fixed annual rent (Sup12 §6(b)).

16th Floor: $987,725 for cost of initial fit out and professional fees relating thereto. Any portion not used for such purposes is credited against fixed annual rent (Sup12 §6(c)).

CASUALTY/CONDEMNATION

Casualty:
In case of casualty, Landlord is required to restore the building and/or the demised premises (other than property installed by or on behalf of Alliance).  Fixed annual rent and additional rent is abated to the extent that the demised premises or a portion thereof are unrentable and are not occupied by Alliance for the conduct of its business.  In case of substantial casualty affecting the demised premises, Alliance may terminate the lease if Landlord’s restoration is not completed within 1 year, subject to extension of up to an additional 6 months for circumstances beyond Landlord’s reasonable control. (orig. §13.01).  In case the building or the demised premises are substantially damaged in the last 2 years of the term, either Landlord or Alliance may cancel the lease upon notice given within 60 days of such casualty (orig. §13.02).  Landlord may terminate the lease upon 30 days’ notice given within 120 days of a casualty that so damages the building that Landlord decides to demolish it or not rebuild it (orig. §13.03).

Condemnation:
In case of a total condemnation of the demised premises, the lease terminates (orig. §14.01).  In case of a condemnation other than a total condemnation of the demised premises, the lease will continue, but fixed annual rent and additional rent, will be abated proportionately, provided that if more than 25% of the demised premises is condemned, Alliance may terminate the lease upon 30 days notice given within 30 days after such condemnation (orig. §14.02).  Landlord is required to repair any damage caused by such condemnation (orig. §14.02).  In case of a condemnation of more than 25% of the demised premises, Landlord will, to the extent of the condemnation award, repair damage caused by such condemnation within 6 months of the condemnation, as such period may be extended due to force majeure.  If Landlord fails to complete repairs within 6 months, as extended due to force majeure, Alliance may terminate upon 30 days’ notice (orig. §14.04).  In case of any partial condemnation within the last 2 years of the term, either party may terminate the lease within 32 days of the condemnation upon 30 days notice (orig. §14.04).  In case of a temporary taking of all or part of the of the demised premises, there will be no abatement of rent, but Alliance is entitled to any condemnation award and if such temporary taking occurs in the last 3 years of the terms, Alliance may terminate the lease upon 30 days’ notice given within the 30 days of title vesting in such condemnation (orig. §14.05).

ASSIGNMENT/SUBLETTING

Subletting the demised premises, assigning the Lease, allowing others to use the demised premises, and advertising for a subtenant or assignee are not permitted without the consent of Landlord (§15.01), which consent will not unreasonably be withheld (§15.05) except with regard to the ground floor portion of the demised premises.  Landlord has no recapture rights.  Alliance may, without Landlord’s consent, assign or sublet to a corporation into or with which Alliance is merged, with an entity to which substantially all of Alliance’s assets are transferred, or to an entity which controls or is controlled by Alliance or is under common control with Alliance, subject to a net worth test (§15.02).  Also, Alliance may, without Landlord’s consent, permit an affiliate (defined as “an entity which controls or is controlled by Alliance or is under common control with Alliance”) to occupy all or a portion of the premises (orig. §15.08).  Any permitted assignment or sublease will not be effective until Alliance delivers to Landlord a recordable sublease or assignment agreement reasonably satisfactory to Landlord pursuant to which the subtenant or assignee assumes all of Alliance’s obligations under the Lease.  Alliance will remain fully liable under the lease for the payment of rent and the performance of all of Alliance’s other obligations under the Lease notwithstanding any such assignment or sublease (orig. §15.03).

Landlord’s Consent to assignment or sub-subletting by an assignee or subtenant:
Landlord’s consent will not be unreasonably withheld or delayed, provided that such further assignment or sub-sublease is subject to all of the other terms and conditions of the Lease regarding assignment and subletting (Sup7 §12(b)).

Profits:
If Alliance assigns the lease or sublets any portion of the demised premises other than to a corporation into which Alliance is merged or consolidated, or to which Alliance’s assets are transferred or to any entity which controls or is controlled by Alliance or is under common control with Alliance, then Alliance will pay Landlord 50% of any profits after first deducting reasonable expenses incurred in connection with such assignment/sublease amortized on a straight line basis over the balance of the lease term (in case of an assignment) or over the term of the sublease (in case of a sublease) (orig. §15.07).  For the first 50% of rsf of demised premises other than ground floor space (including Floors 2 and 8-14 after such floors are delivered to Alliance (Sup15 §19(a)) assigned or sublet by Alliance, Alliance will have the right to deduct as such a reasonable expense a “Tenant Improvement Deduction”, determined as of the commencement date of such sublease or assignment, and calculated as follows:

((A/2 – B) ÷ C) x D, where

A = amortized value of Alliance leasehold improvements (regardless of whether paid for with tenant allowance) based upon the average value of Alliance’s unamortized leasehold improvements on a per rentable square foot basis for all of the demised premises other than any concourse space (Sup15 §19(b) or ground floor space (Sup20 §2(a)), amortized on a straight line basis from completion date until 10/31/09 (if located on Floors 37-39 and completed prior to 8/16/94 and such calculation is being made prior to the delivery of Floors 2 and 8-14 (Sup15 §19(a))) or the lease expiration date (in all other cases)

B = total landlord cash contribution or allowance to Alliance for leasehold improvements under the lease,

C = total rsf of the demised premises, and

D = rsf of the space being sublet or assigned. (Sup9 §13(d))

In determining profits, Alliance is permitted to take into account its electricity expenses under the lease and cleaning expenses (whether under separate agreement with Landlord’s contractor or pursuant to the lease) (Sup9 §13(d)), and its rental cost for the space being sublet or assigned will be determined using an average, on a rentable square foot basis, of its rental cost for the entire demised premises other than any concourse space or ground floor space (Sup20 §2(b)) except with respect to any sublease or assignment of the 2nd, 8th-14th or 17th (part) floors made before Alliance ever occupies such space (which is the case for Floor 10 (Sup19 §6(b)) in which case Alliance’s rental cost will be based on its actual rental without including any deduction for unamortized tenant improvements (Sup15 §19(d); Sup16 §12, Sup17 §11; Sup18 §11).  If Alliance subleases any part of Floors 2 and 8-14 or assigns the Lease with respect thereto after first occupying such space, then Alliance will have the right to take a “Tenant Improvement Deduction” as provided above.

RIGHTS TO ADDITIONAL SPACE

Except as noted below, all of the following rights are subject to the condition that Alliance and its affiliates are occupying at least 200,000 rsf of the building and to the condition that Alliance is not in default beyond the expiration of applicable notice and cure periods under any of the terms, provisions and conditions of the Lease.

Ground Floor:
Alliance has the right of first offer to lease all or a portion of the space occupied by European American Bank as of August 16, 1994, upon such space (or portion thereof) becoming available, at 95% of fair market rent (as determined by Landlord but subject to a specified arbitration process if Landlord and Alliance cannot agree within 60 days of Alliance’s acceptance of the offer) (Sup9 §14(a)).  So long as Alliance and its affiliates occupy at least 200,000 rsf of the building, Landlord is restricted from leasing such space to a competitor of Alliance (Sup9 §14(a)(ii)). This right of first offer is not subject to the condition that Alliance not be in default beyond the expiration of applicable notice and cure periods under any of the terms, provisions and conditions of the Lease.

24th and 25th Floors:	[Note: The 24th and the 25th floors are currently used for the building’s mechanical equipment and are not leased to tenants.]

26th, 27th and 28th Floors:
Subject to the superior rights (as of 8/16/94) of any then-existing tenant or occupant of the building and the superior rights of any tenant that leases floors 26 through 28, Alliance has the right of first offer to lease, at fair market rent (as determined by Landlord but subject to a specified arbitration process if Landlord and Alliance cannot agree within 60 days of Alliance’s acceptance of the offer), the 26th, 27th and 28th floors (or a portion of any such floor, if offered to Alliance as a partial floor), upon availability (Sup9 §14(c)).  We have been advised by Judd S. Meltzer Co. Inc. that this space is presently leased to Avon pursuant to a lease which expires on October 31, 2016 and that Avon has three 5-year extension options which are superior to Alliance’s right of first offer.

29th Floor:
Subject to the superior rights (as of 8/16/94) of any then-existing tenant or occupant of the building and the superior rights of any tenant that leases floors 26 through 28, Alliance has the right of first offer to lease, at fair market rent (as determined by Landlord but subject to a specified arbitration process if Landlord and Alliance cannot agree within 60 days of Alliance’s acceptance of the offer), the 29th floor (or a portion thereof, if offered to Alliance as a partial floor), upon availability (Sup9 §14(c)).  We have been advised by Judd S. Meltzer Co. Inc. that this space is presently leased to Dean Witter pursuant to a lease which expires on February 28, 2005 and that Avon has superior rights to this right of first offer.

30thFloor:
Subject to the superior rights (as of 8/16/94) of any then-existing tenant or occupant of the building and the superior rights of any tenant that leases floors 26 through 28, Alliance has the right of first offer to lease, at fair market rent (as determined by Landlord but subject to a specified arbitration process if Landlord and Alliance cannot agree within 60 days of Alliance’s acceptance of the offer), the 30th floor (or a portion of any such floor, if offered to Alliance as a partial floor), upon availability (Sup9 §14(c)).  We have been advised by Judd S. Meltzer Co. Inc. that this space is presently leased to Rubenstein pursuant to a lease which expires on December 31, 2009 and that Rubenstein has one 5-year extension option which may be preempted by Alliance.

46th through 50th Floors:
Subject to the superior rights (as of 8/16/94) of any then-existing tenant or occupant of the building and the superior rights of any tenant that leases floors 26 through 28, Alliance has the right of first offer to lease, at fair market rent (as determined by Landlord but subject to a specified arbitration process if Landlord and Alliance cannot agree within 60 days of Alliance’s acceptance of the offer), the 49th and 50th floors (or a portion of any such floor, if offered to Alliance as a partial floor), upon availability (Sup9 §14(c)). This right of first offer also applies to the 46th through 48th floors (Sup10 §4(b); Sup14 §16). We have been advised by Judd S. Meltzer Co. Inc. that this space is presently leased to Pimco pursuant to a lease which expires on December 31, 2016 and that there are no superior rights to this right of first offer.

All other space:	We have been advised by Judd S. Meltzer Co. Inc. that the companies listed below have leased the floors under leases expiring as follows:

	Tenant	Floor(s)	Lease Expiration

	Arthur Andersen	3 through 7	04/30/04
	Linklaters	19	11/30/13
	Stern Stewart	20	04/30/08
	Smith Barney	21 and 22	04/30/05
	Nichimen	23	04/30/12

Alliance has the right of first offer to lease all other space in the building it does not already lease or that is not subject to another of Alliance’s rights of first offer, upon availability, at fair market rent (as determined by landlord but subject to a specified arbitration process if Landlord and Alliance cannot agree within 60 days of Alliance’s acceptance of the offer) (Sup15 §9(a)(1); Sup16 §14).  This right of first offer is subject to the conditions that Alliance and its affiliates are in occupancy of at least 400,000 rsf and is subject to any rights of first offer or refusal held by any other building occupant or tenant existing as of August 3, 2000 (Sup15 §9(a)(i) and (ii)).  (Note:  We have been advised by Judd S. Meltzer Co. Inc. that the following superior rights exist:  Linklaters has two 5-year extension options with respect to the 19th floor, Smith Barney has one 5-year extension option with respect to the 21st and 22nd floors; Nichimen has one 5-year extension option with respect to the 23rd floor and Avon has rights to the 23rd floor.)  Alliance may not exercise such right of first offer during the last 10 years of the term unless (i) Alliance simultaneously extends the lease term pursuant to the Lease, or (ii) such offer is made during the period beginning 10 years before the expiration date and ending 5 years before the expiration date and is for 2 or fewer floors (provided that if it is for more than 2 floors and Alliance wishes to accept the offer, Alliance must accept Landlord’s terms (including, perhaps, a non-coterminous expiration date) for those excess floors) (15 Sup, §9(a)(iii)(7)).

DEFAULT AND LANDLORD REMEDIES

Events of Default:	Landlord may terminate the lease upon 10 days’ notice if:

	(i)	Alliance fails to pay fixed annual rent or any other lease payment within 10 days after notice from Landlord of such failure;

(ii)
Alliance fails to cure its default under any of its other obligations under the lease, or fails to re-occupy the demised premises after abandoning the demised premises, within 30 days after notice from Landlord (reduced to 5 days in case of default under Alliance’s obligation to use the demised premises in conformance with the certificate of occupancy or Alliance’s failure to provide an estoppel), but if such default cannot be cured within such period, such period is extended as necessary to permit Alliance with diligence and good faith, to cure such default; or

	(iii)	an execution or attachment against Alliance or its property results in a party other than Alliance continuing to occupy the demised premises after 30 days’ notice from Landlord (orig. §19.01).

Upon termination, Landlord may re-enter the demised premises and dispossess Alliance (orig. §19.02).

Alliance’s obligation to pay fixed annual rent and additional rent survives any termination of the lease due to Alliance’s default (orig. §19.03).  Upon such termination, Alliance will pay landlord re-letting expenses and at Landlord’s option, either a lump sum representing the present value of the excess of Alliance’s combined fixed annual rent and additional rent over the rental value for the terminated portion of the term, or on a monthly basis the excess of Alliance’s combined fixed annual rent and additional rent over the rent received from any re-letting of the demised premises for the period representing the terminated lease term (orig. §20.01).

Landlord’s Right to Cure:
If Alliance fails to cure a default within any applicable grace period after notice of such default (provided that no notice is required in case of emergency), then Landlord may cure such default and bill Alliance for the cost  of such cure, which bill will be due upon receipt (orig. §21.01).

Right to Contest:	Alliance may contest any law that Alliance is obligated to comply with under the lease and compliance thereunder, provided that:

	(a)	such non-compliance will not subject Landlord to criminal prosecution or subject the building to lien or sale;

	(b)	such non-compliance does not violate any fee mortgage, ground lease or leasehold mortgage thereon;

	(c)	Alliance will deliver a bond or other security to Landlord; and

	(d)	Alliance will diligently prosecute such contest.

Arbitration:
Where arbitration is required by the lease, unless otherwise expressly provided, the arbitration will be in New York City in accordance with the Commercial Arbitration Rules of the American Arbitration Association and the lease, and judgment may be entered in any court having jurisdiction (orig. §33.01).

Limits on Alliance’s Remedies:
Alliance cannot, in response to Landlord’s act or omission, terminate the lease or set-off rent before giving any ground lessor or mortgagee of the fee or ground leasehold estate for which Alliance has been given an address notice of such act or omission and a reasonable period of time to cure.  Such ground lessor or mortgagee, however, has no obligation to cure such act or omission.

ACCESS

Landlord:
Landlord may enter the demised premises to perform alteration work, to inspect the demised premises or to exhibit the demised premises to prospective purchasers, mortgagees or lessors of the building and (during the last 6 months of the term) to prospective lessees of the demised premises, provided that Landlord provides Alliance advance notice (which may be oral) of such entry (orig. §16.01).  Landlord will exercise reasonable diligence so as to minimize the disturbance (orig. §16.01).

Carter-Wallace, Inc.
Carter-Wallace, Inc. is allowed, once a month upon reasonable notice during business hours, access in the vicinity of column 63 on the northeast side of the 41st floor to service a humidifier, provided that Carter-Wallace, Inc. will move such portion of humidifier off the 41st floor if Alliance reasonably requires Carter-Wallace, Inc. to do so as part of Alliance’s alteration work on the 41st floor (LTR1, par 2).

NOTICES

All notices required to be given by the lease or by law are required to be in writing.  Notices, which are required to be sent by certified or registered mail, are deemed sent by the sender and received by the recipient when deposited in the exclusive care and custody of the U.S. mail.  Notices to Landlord are to be addressed as follows:

1345 Leasehold Limited Partnership
c/o Fisher Brothers
299 Park Avenue
New York, New York

with a copy to:

Fisher Brothers 299 Park Avenue New York, New York Attn: General Counsel

(orig. §31.01)